Exhibit 10.5

DEVELOPMENT AGREEMENT

THIS AGREEMENT is made effective as of May 27, 2008 (the “Effective Date”), by and among Fulcrum Technology Company, LLC (“Fulcrum”), a Delaware limited liability company having its principal place of business at 4900 Hopyard Road, Suite 220, Pleasanton, California 94588, and Nipawin Biomass Ethanol New Generation Co-operative Ltd. (“Nipawin”), a new generation co-operative pursuant to the Laws of the Province of Saskatchewan, Canada, having its principal place of business at Post Office Box 2134, Nipawin, Saskatchewan, Canada S0E 1E0, and Saskatchewan Research Council (“SRC”), a Treasury Board Crown Corporation of the Government of Saskatchewan having its principal place of business at 125 – 15 Innovation Boulevard, Saskatoon, Saskatchewan, Canada S7N 2X8, with reference to the following:

A. Nipawin and SRC have developed a proprietary catalyst and related operating conditions for converting synthesis gas into alcohols.

B. Fulcrum and its Affiliates are engaged in the business of developing, financing, building and/or owning and operating plants based on the gasification of organic materials and hydrocarbon rich waste materials and subsequent conversion of the resulting synthesis gas to mixed alcohols with high volumetric ratios of ethanol (“Alcohol Synthesis Plants”).

C. Nipawin and SRC believe that their technology is now ready for commercialization and wish to demonstrate such capability to Fulcrum through a joint project (the “PDU Project”) for the design and fabrication of a process demonstration unit (a “PDU”) that will allow for certain pilot findings to be validated and a feasibility study conducted regarding the development of a design for an alcohol synthesis process that will use and incorporate the Nipawin/SRC Catalyst (as defined below).

D. Nipawin, SRC and Fulcrum wish to provide for the design, financing, construction and use of the PDU to test the Nipawin/SRC Technology (as defined below), to assess the feasibility of commercializing it, and the licensing of their respective technology to each other and to third parties as part of that commercialization, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.	DEFINITIONS.

As used in this Agreement:

1.1	“Nipawin/SRC Catalyst” means a [***]-based catalyst (together with other materials) [***]. The catalyst converts synthesis gas, generally composed of carbon monoxide, hydrogen, and carbon dioxide, to mixed alcohols. Alcohols other than ethanol are reformed back to synthesis gas and, together with the unconverted synthesis gas, recycled to exhaustion through the synthesis reactor. It is estimated that a process utilizing the Nipawin/SRC Catalyst could produce at least [***] (~[***]) of ethanol for every metric ton of organic material gasified.

1.2

“Nipawin/SRC Technology” or “N/S Technology” means Technology developed jointly by Nipawin and SRC or either of them in relation to the Nipawin/SRC Catalyst for converting synthesis gas to alcohols as described in SRC Publication No. P-110-795-C-07, “Nipawin Biomass Ethanol Technology Development,” as well as all Intellectual Property related to the Nipawin/SRC Catalyst that is developed through the operation of the PDU. The N/S Technology may include, but is not limited to, the following: patents; research data; laboratory, pilot plant, and PDU results; calculations; simulations; designs, drawings; specifications; descriptions; catalyst formulations; manufacturing methods; reactor operating conditions (fresh synthesis gas composition, combined

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

synthesis gas composition, temperature, pressure, synthesis gas recycle rate, gas hourly space velocity); materials specifications and other engineering and scientific data that will enable the N/S Technology to be incorporated into an overall alcohol synthesis plant.

1.3	“Alcohol Synthesis (AS) Process Design Technology” or “ASPD Technology” means the detailed process design, heat and material balance, process simulations, equipment specifications, scale-up parameters, other engineering and scientific data which allows the preparation of commercial designs for a process which incorporates the Nipawin/SRC Catalyst and makes use of the N/S Technology as the basis for the design, including without limitation the Intellectual Property in or developed as a result of the pre-FEED and FEED.

1.4	“Nipawin/SRC IP License” or “N/S IP License” means a license granted under each of Nipawin’s and SRC’s Intellectual Property in the N/S Technology, and in all Derived Technology owned by both Nipawin and SRC hereunder, that permits the licensee to utilize the N/S Technology in an alcohol synthesis process to produce and have produced alcohol(s) as described and defined in the N/S Technology. The license will convey rights and obligations of the parties to support the use of the technology and will specify fees that accompany such rights, as provided in Section 2.2.

1.5	“Alcohol Synthesis (AS) Process Design IP License” or “ASPD IP License” means a license granted under Fulcrum’s Intellectual Property in the ASPD Technology, and in all Derived Technology owned by Fulcrum hereunder, that permits the licensee to prepare designs and construct and operate Alcohol Synthesis Plants based on the N/S Technology. The license will convey rights and obligations of the parties to support the use of the technology and will specify fees that accompany such rights, as provided in Section 3.7.

1.6	“Front-End Engineering and Design (FEED)” means an assembly of technical documents that conveys the design parameters and requirements of the ASPD Technology to third-party engineers who would in-turn prepare engineering designs that would enable procurement and construction of equipment and complete Alcohol Synthesis Plants.

1.7	“Pre-FEED” means a preliminary set of design documents that allows various engineering, cost estimating, economic, and permitting activities to progress prior to the development of a full FEED package.

1.8	“IP Licenses” means, collectively, N/S IP Licenses and ASPD IP Licenses.

1.9	“Nipawin/SRC Project Licensee” means the owner, sponsor, or manager of an Alcohol Synthesis Plant project (a) that is managed by either or both of Nipawin and SRC or an Affiliate of either Nipawin or SRC, or (b) the majority of whose ownership is held by either or both of Nipawin and SRC or an Affiliate of either Nipawin or SRC.

1.10	“Fulcrum Project Licensee” means the owner, sponsor, or manager of an Alcohol Synthesis Plant project (a) that is managed by Fulcrum or a Fulcrum Affiliate, or (b) the majority of whose ownership is held by Fulcrum or a Fulcrum Affiliate.

1.11	“Affiliate” means a legal entity that a party controls, that controls a party, or with which a party is under common control, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, via contract or otherwise.

1.12	“Technology” means technical information, designs, inventions, computer programs, algorithms, discoveries, concepts or methods, and works of authorship fixed in any medium of expression.

1.13	“Derived Technology” means any Technology that is created with the use of either the N/S Technology or the ASPD Technology, as applicable.

1.14	“Intellectual Property” means all copyright rights, industrial design rights, patent rights (including rights under all patent applications, patents, letters patent, supplementary patent certificates, inventor’s certificates, continued prosecution applications, requests for continued examination, and other similar filings or stages thereof), proprietary rights (including know-how and trade secrets) and moral rights (including the rights of authorship and attribution and subsequent modification) throughout the world whether under the laws of the United States, any of its several states, Canada or any foreign jurisdiction.

2.	RIGHTS AND OBLIGATIONS OF NIPAWIN AND SRC

2.1	N/S Technology. Both Nipawin and SRC own and will defend, maintain and support the N/S Technology. Nipawin and SRC will offer potential third-party users an N/S IP License at a competitive fee and on commercial terms, in accordance with Section 2.2.

2.2	N/S IP Licenses. Within 30 days after written request from Fulcrum, from time to time and any number of times, both Nipawin and SRC shall execute non-exclusive N/S IP Licenses, for an unlimited number of deployments. The form of N/S IP License to Fulcrum and Fulcrum Project Licensees is attached hereto as Schedule 1. Fulcrum will identify, in each request for an N/S IP License, (a) the project, (b) the intended licensee, (c) whether the licensee is a Fulcrum Project Licensee or a third party and, if a Fulcrum Project Licensee, the basis therefor, (d) whether the intended licensee has or will have an ASPD IP License for the same project, and (e) any other information regarding the license reasonably requested by either Nipawin or SRC. Notwithstanding the foregoing, Nipawin and SRC are not obligated to offer N/S IP Licenses to third parties other than Fulcrum or Fulcrum Project Licensees until the parties hereto have mutually agreed to engage in licensing to such third parties. Pricing and other terms for N/S IP Licenses will be as follows:

a.	Fulcrum and Fulcrum Project Licensees have no duty to pay any fee to either Nipawin or SRC on account of Gross Revenue (as defined in Exhibit C of Schedule 1 attached hereto) from the sale of the first two billion (2,000,000,000) litres of alcohols produced by Fulcrum or Fulcrum Project Licensees under N/S IP Licenses, aggregated among all such N/S IP Licenses. Fulcrum will report to both Nipawin and SRC the volume of alcohols so produced and sold on a periodic basis. When the aggregate volume of alcohols sold under all such N/S IP Licenses exceeds two billion litres, then commencing with Gross Revenue from alcohol productions under N/S IP Licenses to Fulcrum and Fulcrum Project Licensees thereafter, and in consideration of Fulcrum’s investment and risk in the demonstration and development of the N/S Technology and the ASPD Technology, Nipawin and SRC collectively will charge Fulcrum and Fulcrum Project Licensees as a fee the lesser of: (1) 50% of the lowest amount charged by Nipawin and SRC collectively or either of them, at any time during the term of the license, to any third party in a substantially similar license, or (2) [***]% of annual Gross Revenue resulting from the production and sale of alcohols under the license.

b.

For all N/S IP Licenses to third parties other than Fulcrum or Fulcrum Project Licensees, Nipawin and SRC may determine the fees and other terms in its commercially reasonable discretion and may revise Schedule 1 accordingly. Nipawin and SRC may decline in a particular case to offer an N/S IP License to a third party (but not to Fulcrum or a Fulcrum Project Licensee) if the intended licensee fails to satisfy commercially reasonable standards of creditworthiness and reputation, if it determines in its commercially reasonable judgment that the

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

project is not viable, and/or if the intended licensee is not also licensed to use the ASPD Technology for the same project.

2.3	PDU Operation. Fulcrum will, at its cost, conduct the testing of the N/S Technology at the PDU as contemplated herein. Nipawin will, at its cost, conduct additional pilot testing as may be required to support the PDU effort. Either Nipawin or SRC shall formulate and prepare sufficient quantities of the Nipawin/SRC Catalyst, to support the needs of the PDU testing program including the longer term catalyst life tests. In addition, either Nipawin or SRC shall prepare testing protocols and instructions and provide overall guidance and supervision of the PDU testing process and shall provide assessment of the results.

3.	RIGHTS AND OBLIGATIONS OF FULCRUM

3.1	PDU Design. Based on a PDU testing program prepared by either or both of Nipawin and SRC, Fulcrum will engage and pay Jacobs Engineering Group, Inc. or another qualified engineering firm, to design a PDU that will meet Nipawin’s and SRC’s collective testing requirements.

3.2	PDU Operation. Fulcrum has identified, and both Nipawin and SRC have approved, an existing facility owned by Southern Research Institute (“SRI”). Fulcrum will engage SRI to permit use and modification of this facility to meet Nipawin’s and SRC’s collective requirements and to perform the PDU testing. Fulcrum will engage a qualified fabricator to fabricate the PDU facility for purposes of this Agreement, at Fulcrum’s cost. Fulcrum will be solely responsible for the payment of all expenses reasonably required for the fabrication and ongoing operation and modification of the PDU. Upon completion of the PDU testing and each of Nipawin’s and SRC’s decision to proceed with the ASPD Technology development as contemplated in Section 3.5, either Nipawin or SRC (the “Electing Party”) may elect by written notice to take possession and ownership of the central process module (which includes the reactor and recirculation loop equipment) of the PDU (the “Core Module”). In such event, Fulcrum will transfer title to the Core Module to the Electing Party without charge, in an “as is” condition, and without warranty of any kind. The Electing Party will be responsible for and will bear the cost of any packaging, shipment, insurance and reinstallation of the Core Module, and any taxes and other governmental fees associated with such transfer. Instead of transferring the Core Module from the PDU, Fulcrum may elect at its option to have a duplicate Core Module fabricated and offered to the Electing Party on the above terms.

3.3	Pre-FEED. Once the primary results are obtained from the PDU, Fulcrum will retain and pay a qualified engineering firm to prepare a pre-FEED package and capital cost estimate to define the fundamental designs and confirm the heat and material balances, process configuration, capital cost and economics of the ASPD Technology.

3.4	Feasibility Determination. Nipawin, SRC and Fulcrum will collectively evaluate the pre-FEED results and reasonably determine the feasibility of the ASPD Technology based on the N/S Technology.

3.5

FEED. Once the pre-FEED results are evaluated and if the parties decide to proceed with the ASPD Technology development, Fulcrum will retain and pay a qualified engineering company to prepare a FEED package along with all process design criteria and simulation information which will allow the ASPD Technology to be licensed to either or both of Nipawin and SRC and third-parties in the ASPD IP License. If the parties do not agree to proceed with the ASPD Technology development within 30 days after Fulcrum’s delivery of the Pre-FEED despite their best commercial efforts, then any party may elect to terminate this Agreement on written notice; provided however, that if one of Nipawin or SRC elects not to proceed (the “Nonproceeding Party”) but the other (the “Proceeding Party”) does elect to proceed, then the Proceeding Party may proceed with the ASPD Technology development with Fulcrum if the Nonproceeding Party has so consented in writing and has enabled the Proceeding Party with all necessary rights to do so, and in such event the Proceeding Party will have and be responsible for all rights and obligations of the Nipawin and SRC parties accruing thereafter under this Agreement.

3.6	Fulcrum Ownership. Fulcrum will own and will defend, maintain and support the ASPD Technology. Fulcrum will offer potential third party users an ASPD IP License at a competitive license fee and on commercial terms, in accordance with Section 3.7.

3.7	Fulcrum IP Licenses. Within 30 days after written request from either Nipawin or SRC, from time to time and any number of times, Fulcrum shall execute non-exclusive ASPD IP Licenses, for an unlimited number of deployments. The form of ASPD IP License for both of Nipawin and SRC and Nipawin/SRC Project Licensees is attached hereto as Schedule 2. Either Nipawin or SRC will identify, in each request for an ASPD IP License, (a) the project, (b) the intended licensee, (c) whether the licensee is a Nipawin/SRC Project Licensee or a third party and, if a Nipawin/SRC Project Licensee, the basis therefor, (d) whether the intended licensee has or will have an N/S IP License for the same project, and (e) any other information regarding the license reasonably requested by Fulcrum. Notwithstanding the foregoing, Fulcrum is not obligated to offer ASPD IP Licenses to third parties other than Nipawin, SRC or Nipawin/SRC Project Licensees until the parties hereto have mutually agreed to engage in licensing to such third parties. Pricing and other terms for ASPD IP Licenses will be, as follows:

a.	For all ASPD IP Licenses to Nipawin, SRC and Nipawin/SRC Project Licensees, and in consideration of both Nipawin’s and SRC’s investment and risk in the demonstration and development of the N/S Technology and the ASPD Technology, Fulcrum will charge: zero licensing fees. In particular, this will include but is not limited to the Alcohol Synthesis Plant to be constructed by or on behalf of either or both of Nipawin and SRC within close proximity to the town of Nipawin, SK. The only fee payable to Fulcrum for this license will be the engineering costs associated with preparation of a site, feedstock, and capacity-specific FEED package, which will be provided to either Nipawin or SRC on a cost reimbursable basis.

b.	For all ASPD IP Licenses to third parties other than Nipawin, SRC or Nipawin/SRC Project Licensees, Fulcrum may determine the fees and other terms in its commercially reasonable discretion and may revise Schedule 2 accordingly. Fulcrum may decline in a particular case to offer an ASPD IP License to a third party (but not to Nipawin, SRC or a Nipawin/SRC Project Licensee) if the intended licensee fails to satisfy commercially reasonable standards of creditworthiness and reputation, if it determines in its commercially reasonable judgment that the project is not viable, and/or if the intended licensee is not also licensed to use the N/S Technology for the same project.

3.8	Licensing Commitments. The parties expect that their respective Technologies will be dependent on each other, and therefore acknowledge that the future grants of IP Licenses by each party to the other parties or to its Project Licensees pursuant to Sections 2.2 and 3.7 are of fundamental importance to the long-term business plans of each party. No party may refrain from granting its IP Licenses as promised hereunder to the other parties or to their Project Licensees for any reason for so long as this Agreement remains in effect, including without limitation for any alleged non-performance or other breach by the other parties.

4.	TERM AND TERMINATION

4.1	Term. The term of this Agreement will continue indefinitely unless and until it is terminated in accordance with Section 4.2. The expiration or termination of this Agreement will not terminate or otherwise affect the effectiveness of any IP License, and no termination or expiration of any IP License, or any alleged breach or other wrongdoing by any party thereunder, will constitute a breach of or otherwise terminate this Agreement.

4.2	Termination. This Agreement will terminate upon any of the following grounds:

a.	Any party may terminate this Agreement on written notice if the parties fail to agree to proceed with the ASPD Technology development, as provided in Section 3.5.

b.	Any party may terminate this Agreement if another party fails to cure a material breach of an obligation hereunder owed to the terminating party within 30 calendar days after notice specifying the breach and demanding a cure.

c.	Commencing 15 years after the Effective Date, any party may terminate this Agreement for convenience on 6 months prior written notice to the other parties.

4.3	Effects. Immediately upon expiration or termination of this Agreement (or earlier if requested) each party will return all copies and embodiments of the Confidential Information of the other parties then in its possession or under its reasonable control and certify in writing that such delivery is a complete delivery. Notwithstanding the foregoing, each party shall be entitled to retain one copy of the Confidential Information of the other parties in order to monitor their obligations hereunder. IP Licenses, if any, will terminate or expire pursuant to their own terms. Provisions which by their nature or express terms survive termination will continue thereafter until fully performed, including without limitation the following Sections: 4.3, 5.2 – 5.6, 5.8, 5.9, 7, 8, and 10.

5.	PROPRIETARY RIGHTS

5.1	Notice. Each party will notify the other parties of any Derived Technology that it develops or has developed or reduced to practice, whether using its own or another party’s Technology, during the term of this Agreement, and will deliver to the other parties, promptly after development or reduction to practice, tangible materials, documentation, or digital media that discloses the Derived Technology, in confidence.

5.2	N/S Derived Technology. All right, title and interest in and to any Derived Technology that uses N/S Technology and is made, created, developed, written, conceived or first reduced to practice by the employees, personnel, or associates (collectively “Personnel”) of any party hereto, or jointly with the Personnel of another party, in the course of, arising out of, or as a result of work done under this Agreement, shall belong to and be the exclusive property of both Nipawin and SRC. Fulcrum hereby assigns to both Nipawin and SRC ownership of all this Derived Technology that it develops.

5.3	Fulcrum Derived Technology. All right, title and interest in and to any Derived Technology that uses ASPD Technology and is made, created, developed, written, conceived or first reduced to practice by the Personnel of any party hereto, or jointly with the Personnel of another party, in the course of, arising out of, or as a result of work done under this Agreement, shall belong to and be the exclusive property of Fulcrum. Nipawin and SRC each hereby assign to Fulcrum ownership of all this Derived Technology that each of them develops.

5.4	Solely Developed Intellectual Property. To the extent that any Technology is made, created, developed, written, conceived or first reduced to practice solely by Personnel of one party in the course of, which arises out of or as a result of work done under this Agreement and which is not Derived Technology, such Technology shall belong to and be the exclusive property of such party (“Solely Developed Intellectual Property”). Except to authorize the parties to perform hereunder pursuant to Section 5.7, no license is implied or granted to any Solely Developed Intellectual Property by virtue of this Agreement.

5.5	Joint Development. If and to the extent that Technology is made, created, developed, written, conceived or first reduced to practice jointly by Personnel of any party in the course of, which arises out of or as a result of work done under this Agreement and which is not Derived Technology (“Jointly Developed Technology”), the Intellectual Property rights covering such Jointly Developed Technology, including any patent rights arising therefrom, shall be owned jointly by the parties creating such Jointly Developed Technology (the “Joint IP”). Each party that is an owner of the Joint IP may exercise rights of joint ownership in the Joint IP and may grant non-exclusive licenses under the Joint IP without accounting or reporting to the other party or parties and without sharing or contribution of revenues. The parties that own the Joint IP will discuss in good faith regarding the best means of legally protecting the Intellectual Property in Joint IP and the sharing of related costs. Failing such agreement, any party that is an owner of the Joint IP may seek patent or other protection of the Joint IP in any jurisdiction, at its sole cost. Each party that is an owner of the Joint IP consents to join or be joined as a necessary party in any action brought by the other party or parties against third party infringers of the Joint IP, upon request of the other party or parties. If any amounts are recovered in such an action, the parties will first recoup their respective costs in protecting the Joint IP and prosecuting the action, pro rata, and any excess will be shared equally. Each party that is an owner of the Joint IP hereby authorizes the grant of licenses by the other party or parties to third parties to use the Joint IP, provided such party provides written notice to the other party or parties prior to entering into a license with a third party to use the Joint IP that indicates the name of the proposed licensee, and agrees not to assert any claim with respect to such Joint IP license by the other party or parties against the licensee thereof for the term of such license.

5.6	Cooperation. Each party agrees that, without charge to the other parties, it will and will have its Personnel sign all documents and do all acts which may be necessary, desirable or convenient to enable the filing party at its expense to file and prosecute applications for patents on such inventions, discoveries, and improvements, and to maintain patents granted thereon. In addition, each party agrees to acquire from its Personnel such assignments, rights and covenants to assure the other that it shall receive the rights provided in this Section 5.

5.7	Performance Licenses. Nipawin and SRC each hereby grant to Fulcrum, and Fulcrum hereby grants to each of Nipawin and SRC, a non-exclusive, royalty-free license to use the N/S Technology and the ASPD Technology, respectively, and the Derived Technology each owns hereunder, as necessary to perform its obligations and exercise its rights under this Agreement, with right to sublicense as necessary, during the term.

5.8	Trademarks. Nothing in this Agreement is intended to grant any rights to use any party’s trademarks, service marks, trade names, and other commercial symbols.

5.9	Reservation. Each party reserves all rights in all Intellectual Property owned by it that is not expressly licensed hereunder.

6.	REPRESENTATIONS AND WARRANTIES. Each party hereby expressly represents and warrants to the others that: (a) this Agreement constitutes a valid and binding agreement of such party; and (b) this Agreement does not violate any preexisting agreements to which it is a party or by which it is bound. EXCEPT AS SET FORTH IN THIS SECTION 6, NO PARTY MAKES ANY WARRANTIES OR GUARANTEES, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING OR RELATING TO THIS AGREEMENT, ANY SERVICES RENDERED HEREUNDER, OR THE SUCCESS OF THE DEVELOPMENT AND DEMONSTRATION EFFORTS HEREUNDER, AND SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.	INDEMNITIES

7.1	Indemnities. Each party (the “Indemnifying Party”) shall, at its own cost and expense, indemnify, defend and hold harmless the other parties and each of their Affiliates, shareholders, members, officers, directors, managers, employees and representatives (collectively, the “Indemnified Party”) against all actual or threatened third party allegations, investigations, suits, claims, actions or proceedings (individually and collectively a “Claim”) arising out of or related to injury to person (including death) or damage to real or personal property arising out of the negligence or willful misconduct of the Indemnifying Party. In addition, Fulcrum shall, at its own cost and expense, indemnify, defend and hold harmless Nipawin, SRC and each of their Affiliates, shareholders, members, officers, directors, managers, employees and representatives against all Claims alleging that the ASPD Technology (except for any Derived Technology made, created, or developed by either or both of Nipawin and SRC as described in Section 5.3) infringes any third party Intellectual Property.

7.2	Procedure. The Indemnified Party will provide the Indemnifying Party with prompt written notice of any Claim; provided, however, that no failure or delay of notice from the Indemnified Party will relieve the Indemnifying Party from its liability or obligations under this Article unless, and only to the extent, the Indemnifying Party is materially prejudiced by such failure or delay. The Indemnifying Party will have the reasonable right to control the defense and/or settlement of each Claim using counsel reasonably satisfactory to the Indemnified Party. At the request of the Indemnifying Party, the Indemnified Party will provide reasonable assistance to the Indemnifying Party at the Indemnifying Party’s cost and expense.

7.3	Disclaimer. Nipawin and SRC each hereby disclaims any duty to indemnify Fulcrum, and Fulcrum’s Affiliates, shareholders, members, officers, directors, managers, employees and representatives, against any Claim arising out of or related to the alleged infringement, misappropriation, or other violation of a third party’s Intellectual Property rights.

8.	CONFIDENTIALITY

8.1	Disclosure. In the course of performance under this Agreement, each party (the “Disclosing Party”) may intentionally or inadvertently disclose, deliver or permit access by another party (the “Receiving Party”) to information, data or materials which are, to the Disclosing Party, secret, proprietary and/or confidential. Due to the highly technical and sensitive nature of the relationship and sharing of information under this Agreement, the parties will treat all information received from another party as that party’s Confidential Information, unless it falls within one of the exceptions set forth in the next sentence. Confidential Information does not include information which the Receiving Party can demonstrate: (a) was already known to it at the time of its receipt hereunder; (b) is or becomes generally available to the public other than by means of breach of this Agreement; (c) is independently obtained from a third party whose disclosure to the Receiving Party does not violate a duty of confidentiality; or (d) is independently developed by or on behalf of the Receiving Party without use of, reference to or reliance on any Confidential Information.

8.2	Confidential Information. Without limitation, the term Confidential Information will expressly include the N/S Technology and the ASPD Technology, and all data, information, materials and subject matter, works of authorship, methods, processes, techniques, systems and know-how containing, recording, expressing or embodying the Disclosing Party’s: (a) products and related documentation, algorithms, workflows, models, formulae, structures, schematics, designs, drawings, specifications and flow charts containing, comprised by or embodied in such products; and (b) current or prospective business plans, customers, finances, contracts, contractual arrangements, employees, contractors, partners, investors and suppliers.

8.3	Non-Disclosure and Non-Use. The Receiving Party will hold all Confidential Information of the other parties in strictest confidence and will not disclose or provide the Confidential Information to any individual or entity without the express written consent of the Disclosing Party in each instance, except to employees, consultants or agents of a Receiving Party to whom disclosure is necessary for the performance under this Agreement, who have executed a confidentiality agreement or are otherwise bound in writing to duties of non-disclosure, and restrictions on use of the Confidential Information at least as restrictive as those set in this Section. The Receiving Party will not make any use of the Confidential Information whatsoever except such limited uses as are required for this Agreement. These use rights do not limit or enlarge the Receiving Party’s rights to those portions of the Confidential Information contained in the technology or materials to which IP Licenses are granted hereunder. If the Receiving Party is required by a court or other body of competent jurisdiction to disclose the Confidential Information, the Receiving Party may disclose only so much Confidential Information as is legally required, provided that the Receiving Party has given notice of such compelled disclosure to the Disclosing Party and has given the Disclosing Party a reasonable opportunity to object to such disclosure and has provided, at the Disclosing Party’s request and expense, reasonable assistance in obtaining and enforcing a protective order or other appropriate means of safeguarding any Confidential Information so required to be disclosed.

9.	ASSIGNMENT. No party may assign this Agreement without the prior written consent of the other parties except that any party will have the right to assign this Agreement without such consent: (a) to any Affiliate; (b) in connection with the sale of all or substantially all of its stock or assets; and/or (c) to the surviving or resulting entity in any merger or consolidation, subject in each case to the execution by the assignee of a written agreement assuming the obligations of the assignor under this Agreement. Without limitation, each of Nipawin and SRC may assign their interests in this Agreement to an entity that is majority owned and controlled by either Nipawin or SRC, respectively, that assumes the assignor’s obligations hereunder in writing, and that is granted the rights and is otherwise enabled to perform the assignor’s obligations hereunder. For purposes hereof, a change in control of a party is an assignment.

10.	MISCELLANEOUS.

10.1	Relationship of Nipawin and SRC. Unless otherwise stated herein, the obligations of Nipawin and SRC under this Agreement are several.

10.2	No Exclusivity or Joint Venture. No party is the exclusive business partner of the others and each party has the right, at any time and without any notice or duty to account to the others to enter into an agreement similar to or identical to this Agreement with any other individual or entity. In performing its obligations each party is acting as an independent contractor of the others.

10.3	Non-Solicitation of Personnel. No party may, during the term and for a period of one (1) year thereafter, in any manner directly or indirectly solicit, employ, offer to employ, nor engage as a consultant, any employee or independent consultant of another party with whom it had direct contact pursuant to this Agreement during the six (6) month period preceding the termination or expiration of such person’s employment or contractual engagement with such other party.

10.4	Compliance. Each party will be responsible for its own compliance with all local, state, provincial and federal laws and regulations and all international standards, conventions and treaties known, or which should reasonably be known, to apply to such party’s performance under this Agreement.

10.5	Governing Law; Venue. This Development Agreement will be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws, and all actions will be brought in the appropriate provincial, state or federal courts located in New York, New York, if either Nipawin or SRC is the initiating party, or Regina, Saskatchewan, Canada if Fulcrum is the initiating party. Notwithstanding the foregoing, any party may seek injunctive and other equitable relief in any court of competent jurisdiction.

10.6	Notices. All notices, including notices of address changes, given by any party will be sent by certified mail or by reputable overnight commercial delivery to the addresses in the initial paragraph of this Agreement. Notices will be deemed given upon receipt or upon documented delivery if receipt is refused.

10.7	Severability; No Waiver. If any provision of this Agreement is held unenforceable, the enforceability of the remaining provisions will not be affected. Waiver by any party of any breach will not constitute waiver of any other breach.

10.8	Entire Agreement; Amendment. This Agreement sets forth the entire, final and exclusive agreement among the parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, among the parties as to the subject matter hereof, including the Letter of Understanding effective as of November 28, 2007. This Agreement may be modified only pursuant to a writing executed by authorized representatives of the parties hereto. The parties may sign this Agreement in counterparts, which together will constitute a single instrument.

FULCRUM TECHNOLOGY COMPANY, LLC		NIPAWIN BIOMASS ETHANOL NEW GENERATION CO-OPERATIVE LTD

By:	/s/ Stephen H. Lucas	By:	/s/ Lyle L. Larsen

Printed Name:	Stephen H. Lucas	Printed Name:	Lyle L. Larsen

Title:	Senior Vice President and Chief Technology Officer	Title:	President

NIPAWIN BIOMASS ETHANOL NEW GENERATION CO-OPERATIVE LTD		SASKATCHEWAN RESEARCH COUNCIL

By:	/s/ Sherry Michalyca	By:	/s/ L Schramm

Printed Name:	Sherry Michalyca	Printed Name:	L Schramm

Title:	Treasurer	Title:	President & CEO

SCHEDULE 1

NIPAWIN/SRC IP LICENSE FORM

NIPAWIN/SRC LICENSE AGREEMENT

This Agreement is made effective as of                     , 20     (the “Effective Date”), between Nipawin Biomass Ethanol New Generation Co-operative Ltd. (“Nipawin”), a new generation co-operative pursuant to the Laws of the Province of Saskatchewan, Canada, and Saskatchewan Research Council (“SRC”), a Treasury Board Crown Corporation of the Government of Saskatchewan, Canada, and                      (“Licensee”), a                     , with reference to the following:

A. Nipawin and SRC jointly own certain technology related to a proprietary catalyst and operating conditions for converting synthesis gas into alcohols.

B. Licensee wishes to procure a license from both Nipawin and SRC to use their technology in the design and operation of an alcohol synthesis plant at a specific project, and both Nipawin and SRC are willing to grant this license, on the terms and conditions herein.

NOW THEREFORE, the parties hereby agree as follows:

1. Definitions. As used in this Agreement:

1.1 “Affiliate” means an entity that controls, is controlled by, or is under common control with, a party, where “control” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, via contract, or otherwise.

1.2 “Alcohol Synthesis Plant” means a plant that converts carbon monoxide, hydrogen and carbon dioxide (synthesis gas or syngas) to mixed alcohols with high volumetric ratios of ethanol.

1.3 “Facility” means the Alcohol Synthesis Plant at the Project, as identified in Exhibit B.

1.4 “Improvement” means any modification, enhancement, customization, adaptation, addition to or change, derivative work, or other improvement of the Licensed Technology, whether or not patentable or patented, that is developed and reduced to practice during the term of this Agreement. A “Nipawin/SRC Improvement” is an Improvement developed by or for either or both of Nipawin and SRC. A “Licensee Improvement” is an Improvement developed by or for Licensee.

1.5 “IP Rights” means all intellectual property rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including but not limited to: (i) copyrights, trade secrets, know-how, patents, inventions, industrial designs and trade dress, “moral rights,” mask works, publicity rights, privacy rights and any other intellectual property and proprietary rights; and (ii) any application or right to apply for any of these rights and any and all renewals, extensions and restorations thereof. “IP Rights” does not include trademarks, service marks, trade names, or other commercial symbols.

1.6 “Licensed Documentation” means the specifications, materials and other documentation describing the Licensed Technology and its adaptation, implementation, use, and/or maintenance, as described in Exhibit A.

1.7 “Licensed Technology” means the technology described in Exhibit A, including without limitation the Licensed Documentation, and all Improvements developed by any party during the term.

1.8 “Performance Targets” means the expected performance specifications and standards of the Facility based on use of the Licensed Technology, as described in Exhibit E.

1.9 “Project” means the Alcohol Synthesis Plant project described in Exhibit B.

2. License.

2.1 Grant. Nipawin and SRC each hereby grants to Licensee, and Licensee accepts, a limited, non-exclusive, and non-transferable (except as provided in Section 10.8) license, under each of Nipawin’s and SRC’s IP Rights in the Licensed Technology, to use the Licensed Technology in order to design, construct, use, operate, repair, maintain, manage, or further develop and expand the Facility, and to make and have made products, materials, and components incorporating the Licensed Technology but only for use at the Facility and at no other location, and only in accordance with the Licensed Documentation. This license does not include the right to grant sublicenses to third parties except as necessary or appropriate for contractors to perform for Licensee’s benefit in exercising the foregoing rights.

2.2 Specific Rights. Without limiting the generality of the foregoing, the rights granted to Licensee hereunder include the following, on the terms and subject to the confidentiality and other conditions in this Agreement: (a) the right to use the Licensed Technology in connection with the design, construction, use, operation, repair, maintenance, and further development of the Project; (b) the right to use the Licensed Technology in connection with the design, manufacture, import, repair, and maintenance of equipment for use at the Project; (c) the right to practice any process included in the Licensed Technology at the Project; (d) the right to reproduce, modify, and create derivative works of the Licensed Documentation and any other copyrighted works included in the Licensed Technology for use in the design, construction, use, operation, repair, maintenance, and further development of the Project; and (e) the right to have third party contractors exercise any of the foregoing rights, but only for the benefit of Licensee, only for the Project, and subject to the restrictions herein.

2.3 Delivery. SRC will deliver the Licensed Technology to Licensee for its use hereunder in the manner described in Exhibit A.

2.4 Reserved Rights. Nipawin and SRC each reserves all rights in the Licensed Technology and the IP Rights therein that are not expressly granted to Licensee in this Agreement.

3. Improvements.

3.1 By Nipawin/SRC. Either Nipawin or SRC will notify Licensee of any Nipawin/SRC Improvement that either or both of Nipawin and SRC deems beneficial to the use of the Licensed Technology and will promptly deliver to Licensee the technical data and any other information disclosing this Nipawin/SRC Improvement for its use under the license granted herein. Nipawin and SRC will retain ownership of all Nipawin/SRC Improvements.

3.2 By Licensee. Licensee will notify both Nipawin and SRC of any Licensee Improvement and will promptly deliver to both Nipawin and SRC the technical data and other information disclosing the Licensee Improvement, and will provide technical training to either or both of Nipawin and SRC in the Licensee Improvement upon either Nipawin’s or SRC’s reasonable request. The parties recognize that as a result of the license granted to Licensee under this Agreement, Licensee will gain substantial and confidential access and understanding of the Licensed Technology and that such access and understanding will enable Licensee’s development of Licensee Improvements. Accordingly, all Licensee Improvements and all IP Rights therein will be owned exclusively by both Nipawin and SRC. Licensee hereby irrevocably assigns to both Nipawin and SRC all right, title and interest in and to the Licensee Improvements and their IP Rights. Nipawin and SRC will be solely responsible for maintaining the Licensee Improvements so assigned.

3.3 Grant-back License. Without in any way limiting both Nipawin’s and SRC’s ownership of the Licensee Improvements hereunder, Nipawin and SRC each hereby grants to Licensee a fully paid-up, royalty-free, worldwide, perpetual, non-exclusive, and non-assignable, but sublicense-able through multiple tiers, license under each of Nipawin’s and SRC’s IP Rights to use the Licensee Improvements at any Alcohol Synthesis Plant for any purpose in the field of bioenergy. Without in any way limiting the warranties provided by both Nipawin and SRC under this Agreement with respect to the underlying Licensed Technology on which a Licensee Improvement may be based, the license rights granted in the previous sentence are “AS IS” without warranty of any type, except that Nipawin and SRC each hereby warrants that it has full power and authority to grant the license.

3.4 Further Assurances. In the event either or both of Nipawin and SRC decides to file patent applications for a Licensee Improvement or to file registrations for any other IP Rights for the Improvement, Licensee will cooperate with both Nipawin and SRC in the preparation of any and all such patent applications or other IP Rights applications, and the execution of any and all assignments or other documents, as necessary in connection with obtaining such patent or other IP Rights protection in the names of both Nipawin and SRC anywhere in the world.

4. Services. SRC will provide services to Licensee in connection with the use of the Licensed Technology as described, and at the rates and on the terms and conditions set forth, in Exhibit D.

5. Consideration.

5.1 Fee. In consideration of the license granted to it in this Agreement and the additional benefits hereunder, Licensee will pay to either of Nipawin or SRC the fees described in Exhibit C (“Fees”).

5.2 Payment. All Fees are payable in the manner described in Exhibit C in full, without withholding, deduction, or offset of any amounts for any purpose. If Licensee does not pay any amounts within 30 days after they are due, these amounts will be subject to a charge at the rate of 1.5% per month, not to exceed the maximum charge permissible under applicable law, until paid in full. Licensee will reimburse either or both of Nipawin and SRC, as applicable, for all reasonable costs incurred, including attorneys’ fees, in collecting past due amounts owed by Licensee.

5.3 Taxes. Licensee will be responsible for all taxes (including without limitation sales taxes) imposed on Licensee as a result of the transactions herein, excluding only taxes based on the income of each of Nipawin and SRC.

6. Warranties and Performance Target.

6.1 Warranty. As of the Effective Date, each of Nipawin and SRC represents and warrants that (a) it is authorized to enter into this Agreement and to grant the rights that are granted to Licensee herein, and (b) it has not entered into any other contract that grants to any other person an exclusive license to the Licensed Technology or otherwise conflicts with this Agreement.

6.2 Performance Targets. Nipawin’s and SRC’s collective Performance Targets are subject in every case to Licensee’s proper use, adaptation, implementation, operation, testing, and maintenance of the Licensed Technology in accordance with the Licensed Documentation. Licensee will promptly notify both Nipawin and SRC of any failure of the Facility’s actual performance to meet the applicable Performance Target (a “Failure”), and will provide both Nipawin and SRC with technical data, test results, and other information necessary for either or both of Nipawin and SRC to fully diagnose and test such Failure. SRC will use commercially reasonable efforts to investigate the Failure and to correct it by performing the Remedial Services described in Exhibit E. If, notwithstanding such efforts, the Performance Targets are not achieved and both Nipawin and SRC determine that it would not be productive for Nipawin and/or SRC to continue such efforts, then Nipawin and SRC will collectively pay to Licensee liquidated damages in the total amount as provided in Exhibit E. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN THIS SECTION 6.2 ARE LICENSEE’S EXCLUSIVE REMEDY AND EACH OF NIPAWIN’S AND SRC’S EXCLUSIVE DUTY IN THE EVENT OF ANY FAILURE OF THE FACILITY TO MEET THE PERFORMANCE TARGETS OR OTHERWISE ARISING FROM THE PERFORMANCE OR FUNCTIONALITY OF THE LICENSED TECHNOLOGY, REGARDLESS OF CAUSE.

6.3 Bankruptcy Status. The parties acknowledge that the Licensed Technology is “intellectual property” for purposes of Section 365(n) of the U.S. Bankruptcy Code and that Licensee will have the right to exercise all rights provided by Section 365(n) with respect to the Licensed Technology. [TBD – Canadian equivalent] [The Canadian equivalent is section 65.11(7) of the Bankruptcy and Insolvency Act, which is as follows:

(7) If the debtor has granted a right to use intellectual property to a party to an agreement, the disclaimer or resiliation does not affect the party’s right to use the intellectual property — including the party’s right to enforce an exclusive use — during the term of the agreement, including any period for which the party extends the agreement as of right, as long as the party continues to perform its obligations under the agreement in relation to the use of the intellectual property.]

6.4 DISCLAIMER. EXCEPT AS MAY BE PROVIDED IN THIS SECTION 6, NIPAWIN AND SRC EACH DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY, WHETHER EXPRESS OR IMPLIED, OR ARISING BY CUSTOM OR TRADE USAGE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY RESPECTING THE PERFORMANCE OR FUNCTIONALITY OF THE LICENSED TECHNOLOGY.

7. Confidentiality.

7.1 Confidential Information. In the course of performance under this Agreement, each party (the “Disclosing Party”) may intentionally or inadvertently disclose, deliver or permit access by the other parties (the “Receiving Party”) to information, data or materials which are, to the Disclosing Party, secret, proprietary and/or confidential. Due to the highly technical and sensitive nature of the relationship and sharing of information under this Agreement, the parties will treat all information received from another party as that party’s Confidential Information, unless it falls within one of the exceptions set forth in the following sentence. Confidential Information does not include information which the Receiving Party can demonstrate: (a) was already known to it at the time of its receipt hereunder; (b) is or becomes generally available to the public other than by means of breach of this Agreement; (c) is independently obtained from a third party whose disclosure to the Receiving Party does not violate a duty of confidentiality; or (d) is independently developed by or on behalf of the Receiving Party without use of, reference to or reliance on any Confidential Information. Without limitation, the term “Confidential Information” includes the Licensed Technology and all data, information, materials and subject matter, works of authorship, methods, processes, techniques, systems and know-how containing, recording, expressing or embodying the Disclosing Party’s: (a) products and related documentation, algorithms, workflows, models, formulae, structures, schematics, designs, drawings, specifications and flow charts containing, comprised by or embodied in such products; and (b) current or prospective business plans, customers, finances, contracts, contractual arrangements, employees, contractors, partners, investors and suppliers.

7.2 Non-Disclosure and Non-Use. The Receiving Party will hold all Confidential Information of the other parties in strictest confidence and will not disclose or provide the Confidential Information to any individual or entity without the express written consent of the Disclosing Party in each instance, except to employees, consultants or agents of a Receiving Party to whom disclosure is necessary for the performance under this Agreement, who have executed a confidentiality agreement or are otherwise bound in writing to duties of non-disclosure, and restrictions on use of the Confidential Information at least as restrictive as those set in this Section. The Receiving Party will not make any use of the Confidential Information whatsoever except such limited uses as are required for this Agreement. These use rights do not limit or enlarge the Receiving Party’s rights to those portions of the Confidential Information contained in the technology or materials to which licenses are granted hereunder. If the Receiving Party is required by a court or other body of competent jurisdiction to disclose the Confidential Information, the Receiving Party may disclose only so much Confidential Information as is legally required, provided that the Receiving Party has given notice of such compelled disclosure to the Disclosing Party and has given the Disclosing Party a reasonable opportunity to object to such disclosure and has provided, at the Disclosing Party’s request and expense, reasonable assistance in obtaining and enforcing a protective order or other appropriate means of safeguarding any Confidential Information so required to be disclosed.

7.3 Termination. Upon termination of this Agreement, the Receiving Party will return to the Disclosing Party any Confidential Information held in tangible form and will irretrievably erase, delete, or destroy any Confidential Information held in intangible form. Notwithstanding the foregoing, the Receiving Party shall be entitled to retain one copy of the Disclosing Party’s Confidential Information in order to monitor its obligations hereunder.

8. Term and Termination.

8.1 Term. The term of this Agreement will expire upon the date that Licensee permanently discontinues developing, building, or operating the Project.

8.2 Limited Right of Termination.

(a) Nipawin and SRC each acknowledges that Licensee will materially base its planning, financing, and operation of the Project on the license granted in this Agreement. Accordingly, the parties agree that either Nipawin or SRC may terminate this Agreement prior to its expiration only if Licensee (1) fails to cure a payment breach within 30 days after either Nipawin’s or SRC’s written notice to all parties specifying the breach, or (2) fails to cure any other material breach of this Agreement within 45 days after either Nipawin’s or SRC’s written notice to all parties specifying the breach, provided this other material breach by Licensee was knowing, deliberate, and persistent.

(b) Licensee may terminate this Agreement at any time, for convenience and with or without cause, on 30 days’ prior written notice to both Nipawin and SRC.

(c) Except as so provided, the license granted by both Nipawin and SRC in this Agreement is irrevocable and may not be terminated by either Nipawin or SRC, or their respective successors, permitted assignees, or any entity that acquires an ownership interest, in whole or in part, in the Licensed Technology. In the event of any breach of this Agreement by Licensee, either or both of Nipawin and SRC may seek specific performance, injunctive, and other equitable relief to compel Licensee’s performance hereunder or otherwise preserve the status quo, or damages to compensate for losses suffered by either Nipawin or SRC, but in no event may Nipawin or SRC terminate this Agreement as a remedy except as expressly provided in Section 8.2(a).

8.3 Effect of Termination. Upon the termination or expiration of this Agreement for any reason, the licenses granted by both Nipawin and SRC herein will terminate, Licensee will immediately cease all uses of the Licensed Technology, Licensee will return to either Nipawin or SRC all Licensed Documentation, materials and other tangible items disclosing any of the Licensed Technology, and Licensee will pay to either Nipawin or SRC, within 15 days after the end of the then-current quarter, all Fees accruing during the term hereof. All provisions of this Agreement that by their express terms or nature survive termination will continue thereafter until fully performed or exercised.

9. Liability.

9.1 CONSEQUENTIAL DAMAGES. EXCEPT FOR CLAIMS BASED ON WRONGFUL USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION OR LICENSEE’S BREACH OF SECTION 2.1, NO PARTY WILL BE LIABLE TO THE OTHER PARTIES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND WHETHER ARISING IN TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, LOSS OF ACTUAL OR ANTICIPATED PROFITS, REVENUES, PRODUCT, BUSINESS, USE, OR PRODUCTIVITY, LOSS BY REASON OF SHUT DOWN OR NON-OPERATION, INCREASED EXPENSE OF OPERATION, BORROWING, OR FINANCING, AND INCREASED COST OF CAPITAL, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2 LIMITATION OF LIABILITY. EXCEPT FOR LIABILITIES ARISING DUE TO WRONGFUL USE OR DISCLOSURE OF INTELLECTUAL PROPERTY OR CONFIDENTIAL INFORMATION, LICENSEE’S DUTY TO PAY FEES, OR WILLFUL MISCONDUCT, THE LIABILITY OF ANY PARTY, ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, IN CONNECTION WITH ANY MATTER HEREUNDER, WILL IN NO EVENT EXCEED THE GREATER OF (A) THE FEES PAID TO EITHER NIPAWIN OR SRC BY LICENSEE HEREUNDER OR (B) US$100,000.

9.3 RISK ALLOCATION. THE FOREGOING ALLOCATIONS OF RISK ARE REFLECTED IN THE FEES PAYABLE BY LICENSEE TO EITHER NIPAWIN OR SRC HEREUNDER.

10. Miscellaneous.

10.1 Audit Right. During normal business hours, either or both of Nipawin and SRC or their authorized representatives may upon reasonable advance notice audit and inspect Licensee’s Project, use of the Licensed Technology, and books and records in order to verify compliance with the terms of this Agreement, including without limitation the payment of Fees in accordance herewith. If any audit reveals Licensee has underpaid Fees to either Nipawin or SRC by more than 3% in any payment period, or has otherwise materially breached this Agreement, Licensee will pay such underpaid Fees and will also pay or reimburse either or both of Nipawin’s and SRC’s reasonable costs of conducting the audit, as applicable.

10.2 Notices. All notices which are required or may be given under this Agreement will be in writing to the address under each party’s signature line and will be deemed effective: (a) upon delivery, if via personal delivery; (b) one business day after sending, if via overnight delivery; (c) five business days after mailing, if via certified prepaid mail, return receipt requested; (d) upon electronic confirmation, if via fax; or (e) upon acknowledgement, if via email. Any party may change its address to which notices are sent by notice in compliance with this Section.

10.3 Governing Law and Venue. This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the jurisdiction in which the Facility is located, without regard to its conflicts of laws principles, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted. All actions will be brought in the appropriate provincial, state, or federal courts located in the jurisdiction in which the Facility is located. Notwithstanding the foregoing, any party may seek injunctive and other equitable relief in any court of competent jurisdiction.

10.4 Integration. This Agreement (including its Exhibits) constitutes the entire and only agreement between the parties relating to the subject matter hereof, and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

10.5 Waiver. The failure of any party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by another party.

10.6 Severability. If any provision of this Agreement will be found by a court to be void, invalid or unenforceable, the same will be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

10.7 Force Majeure. The parties will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophe or other major events beyond their reasonable control, including but not limited to war, riot, insurrections, laws, proclamations, ordinances, rules or regulations of any governmental entity or body, strikes, lock-outs or other serious work stoppages or labor disputes, and floods, earthquakes, fires, explosions or other natural disasters.

10.8 Assignment. Each of Nipawin and SRC may assign this Agreement to any party that acquires the right and ability to perform it and assumes Nipawin’s or SRC’s obligations hereunder, as applicable. This Agreement may not otherwise be assigned by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed, except that any party may assign this Agreement on written notice to the other parties but without requiring other parties’ prior consent (a) in connection with the sale of all or substantially all of its stock or assets, or (b) to the surviving or resulting entity in any merger or consolidation, provided that such assignee agrees in writing to be bound by all of the terms and conditions of this Agreement.

10.9 Relationship of Parties. Nothing contained in this Agreement will be construed as constituting one party as the franchiser, franchisee, partner, broker, joint venturer or agent of the others. Each party is an independent contractor and no party has nor will have any power, right or authorization to bind the others or to assume or create any obligations or responsibilities, express or implied, on behalf of the others or in the others’ name.

10.10 Financing Assistance. Upon receipt by each of Nipawin and SRC of a written request from Licensee, in order to assist in facilitating any Licensee project related financing, each of Nipawin and SRC will execute and deliver to Licensee reasonable consents to collateral assignment of the rights of Licensee under this Agreement to financing parties on customary market terms, with customary legal opinions with respect to Nipawin or SRC, as applicable, from counsel to Nipawin or SRC, as applicable, and such estoppel statements certifying among other things that, to the extent they are known to be true in Nipawin’s or SRC’s knowledge, as applicable: (a) this Agreement is in full force and effect; (b) no modifications have been made to this Agreement except those disclosed; (c) no disputes or defaults exist; (d) no events have occurred that would, with the giving of notice or the passage of time, constitute a default under this Agreement; and (e) all amounts then due and owing have been paid. Any reasonable, documented third party costs actually incurred by either Nipawin or SRC, as applicable, to comply with the obligations in the foregoing sentence will be reimbursed by Licensee.

10.11 Relationship of Nipawin and SRC. Unless otherwise stated herein, the obligations of Nipawin and SRC under this Agreement are several.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

NIPAWIN BIOMASS ETHANOL NEW GENERATION CO-OPERATIVE LTD.	SASKATCHEWAN RESEARCH COUNCIL

By:	By:

Name:	Name:

Title:	Title:

Address:	Address:

Post Office Box 2134

Nipawin, Saskatchewan,

Canada S0E 1E0

Phone:

Email:	Phone:

Email:

LICENSEE

By:

Name:

Title:

Address:

Phone:

Email:

EXHIBIT A

LICENSED TECHNOLOGY

1.	The Licensed Technology includes all of the following [to be updated at time of license]:

(a) A [***]-based catalyst (together with other materials) [***], which converts synthesis gas, generally composed of carbon monoxide, hydrogen, and carbon dioxide, to mixed alcohols, and by which alcohols other than ethanol are reformed back to synthesis gas and, together with the unconverted synthesis gas, recycled to exhaustion through the synthesis reactor (the “Catalyst”).

(b) Technology developed jointly by Nipawin and SRC or either of them in relation to the Catalyst and conversion of synthesis gas to alcohols as described in SRC Publication No. P-110-795-C-07, “Nipawin Biomass Ethanol Technology Development.”

(c) The Licensed Technology may include, but is not limited to, the following: patents; research data; laboratory, pilot plant, and PDU results; calculations; simulations; designs, drawings; specifications; descriptions; catalyst formulations; manufacturing methods; reactor operating conditions (fresh synthesis gas composition, combined synthesis gas composition, temperature, pressure, synthesis gas recycle rate, gas hourly space velocity); materials specifications and other engineering and scientific data that will enable the Licensed Technology to be incorporated into an overall Alcohol Synthesis Plant.

(d) Licensed Documentation:                     .

2.	Delivery of Licensed Technology: .

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B

PROJECT

EXHIBIT C

FEES

1. Fee. Commencing after the production and sale, by Licensee and by other Affiliates of Licensee or other Affiliates of Fulcrum Technology Company, LLC (“Fulcrum”) under comparable license agreements with either or both of Nipawin and SRC, of two billion (2,000,000,000) collective litres of alcohols from the Facility and the facilities of such Affiliates under comparable licenses, Licensee will pay a Fee to either Nipawin or SRC equal to the lesser of (a) 50% of the lowest amount charged by Nipawin and SRC collectively, or either of them, at any time during the term of this Agreement, to any third party in a substantially similar license, or (b) [***]% of Gross Revenue. Upon Licensee’s request from time to time, either Nipawin or SRC will notify Licensee of the amounts charged by Nipawin and SRC collectively or either of them to any third party in a substantially similar license. For example:

(1) If as of the date of this license the lowest amount charged by either or both of Nipawin and SRC to a third party for a license to use the Licensed Technology for an Alcohol Synthesis Plant is [***]% of Gross Revenue, then the Fee charged to the Licensee will be 50%, or [***]%. If in two years either or both of Nipawin and SRC offers a third party a fee of [***]% of Gross Revenue, then commencing on that date the Fee charged to the Licensee in this Agreement will decrease to [***]% of Gross Revenue.

(2) If the lowest amount charged by either or both of Nipawin and SRC to a third party is 5% of Gross Revenue, then the Fee charged to the Licensee will be [***]% of Gross Revenue.

2. Gross Revenue. As used herein, “Gross Revenue” means all amounts actually received by Licensee from customers on account of the sale of alcohols produced by the Facility using the Licensed Technology, excluding: (a) any national, provincial, state, or local sales or other similar taxes collected from customers and paid by Licensee to a Governmental authority; and (b) rebates, returns, and charge-backs to customers.

3. Payment. By the fifteenth day after the end of each calendar quarter, Licensee will pay to either Nipawin or SRC all Fees that accrued during that quarter.

4. Reports. With each Fee payment Licensee will deliver to both Nipawin and SRC a report showing the amount of Gross Revenue during the applicable quarter, the calculation of the Fees paid and whether the Fees are paid to Nipawin or SRC.

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT D

SERVICES

1. Initial Services. SRC will provide reasonable support for Licensee’s implementation and use of the Licensed Technology. Licensee will provide SRC with reasonable and free access to the Facility and all activity logs for the purpose of monitoring and/or inspecting all uses of the Licensed Technology, throughout the period of construction, installation, commissioning, and start-up. All time and/or costs incurred by SRC in undertaking these activities or in contracting with others to do so will be paid by Licensee.

2. Support Following Completion. Following completion of the Facility, SRC will provide, and Licensee will allow and pay for, one SRC technical employee to support commencement of commercial operations and operation of the Facility for      months, at the following rates:                     .

EXHIBIT E

PERFORMANCE TARGETS

[To be specified:]

1. Performance Targets

2. Remedial Services. SRC will adjust the formulation of the Catalyst (defined in Exhibit A) in an effort to improve performance of the Licensed Technology.

3. Liquidated Damages

1.	Liquidated damages formula

2.	Capped at the greater of: (a) [***]% of the Fees paid by Licensee to either Nipawin or SRC, or (b) US$[***], to be collectively paid by Nipawin and SRC to Licensee.

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 2

ALCOHOL SYNTHESIS PROCESS DESIGN IP LICENSE FORM

FULCRUM LICENSE AGREEMENT

This Agreement is made effective as of                     , 20     (the “Effective Date”), between Fulcrum Technology Company, LLC (“Fulcrum”), a Delaware limited liability company, and                      (“Licensee”), a                     , with reference to the following:

A. Fulcrum owns certain technology related to the process of converting synthesis gas to alcohols.

B. Licensee wishes to procure a license from Fulcrum to use its technology in the design and operation of an alcohol synthesis plant at a specific project, and Fulcrum is willing to grant this license, on the terms and conditions herein.

NOW THEREFORE, the parties hereby agree as follows:

1. Definitions. As used in this Agreement:

1.1 “Affiliate” means an entity that controls, is controlled by, or is under common control with, a party, where “control” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, via contract, or otherwise.

1.2 “Alcohol Synthesis Plant” means a plant that converts carbon monoxide, hydrogen and carbon dioxide (synthesis gas or syngas) to mixed alcohols with high volumetric ratios of ethanol.

1.3 “Facility” means the Alcohol Synthesis Plant at the Project, as identified in Exhibit B.

1.4 “Improvement” means any modification, enhancement, customization, adaptation, addition to or change in any process, method or system, derivative work, or other improvement of the Licensed Technology, whether or not patentable or patented, that is developed and reduced to practice during the term of this Agreement. A “Fulcrum Improvement” is an Improvement developed by or for Fulcrum. A “Licensee Improvement” is an Improvement developed by or for Licensee.

1.5 “IP Rights” means all intellectual property rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including but not limited to: (i) copyrights, trade secrets, know-how, patents, inventions, industrial designs and trade dress, “moral rights,” mask works, publicity rights, privacy rights and any other intellectual property and proprietary rights; and (ii) any application or right to apply for any of these rights and any and all renewals, extensions and restorations thereof. “IP Rights” does not include trademarks, service marks, trade names, or other commercial symbols.

1.6 “Licensed Documentation” means the specifications, materials and other documentation describing the Licensed Technology and its adaptation, implementation, use, and/or maintenance, as described in Exhibit A.

1.7 “Licensed Technology” means the technology described in Exhibit A, including without limitation the Licensed Documentation, and all Improvements developed by either party during the term.

1.8 “Performance Targets” means the expected performance specifications and standards of the Facility based on use of the Licensed Technology, as described in Exhibit E.

1.9 “Project” means the Alcohol Synthesis Plant project described in Exhibit B.

2. License.

2.1 Grant. Fulcrum hereby grants to Licensee, and Licensee accepts, a limited, non-exclusive, and non-transferable (except as provided in Section 0) license, under Fulcrum’s IP Rights in the Licensed Technology, to use the Licensed Technology in order to design, construct, use, operate, repair, maintain, manage, or further develop and expand the Facility, and to make and have made products, materials, and components incorporating the Licensed Technology but only for use at the Facility and at no other location, and only in accordance with the Licensed Documentation. This license does not include the right to grant sublicenses to third parties except as necessary or appropriate for contractors to perform for Licensee’s benefit in exercising the foregoing rights.

2.2 Specific Rights. Without limiting the generality of the foregoing, the rights granted to Licensee hereunder include the following, on the terms and subject to the confidentiality and other conditions in this Agreement: (a) the right to use the Licensed Technology in connection with the design, construction, use, operation, repair, maintenance, and further development of the Project; (b) the right to use the Licensed Technology in connection with the design, manufacture, import, repair, and maintenance of equipment for use at the Project; (c) the right to practice any process included in the Licensed Technology at the Project; (d) the right to reproduce, modify, and create derivative works of the Licensed Documentation and any other copyrighted works included in the Licensed Technology for use in the design, construction, use, operation, repair, maintenance, and further development of the Project; and (e) the right to have third party contractors exercise any of the foregoing rights, but only for the benefit of Licensee, only for the Project, and subject to the restrictions herein.

2.3 Delivery. Fulcrum will deliver the Licensed Technology to Licensee for its use hereunder in the manner described in Exhibit A.

2.4 Reserved Rights. Fulcrum reserves all rights in the Licensed Technology and the IP Rights therein that are not expressly granted to Licensee in this Agreement.

3. Improvements.

3.1 By Fulcrum. Fulcrum will notify Licensee of any Fulcrum Improvement that Fulcrum deems beneficial to the use of the Licensed Technology and will promptly deliver to Licensee the technical data and any other information disclosing this Fulcrum Improvement for its use under the license granted herein. Fulcrum will retain ownership of all Fulcrum Improvements.

3.2 By Licensee. Licensee will notify Fulcrum of any Licensee Improvement and will promptly deliver to Fulcrum the technical data and other information disclosing the Licensee Improvement, and will provide technical training in the Licensee Improvement upon Licensor’s reasonable request. The parties recognize that as a result of the license granted to Licensee under this Agreement, Licensee will gain substantial and confidential access and understanding of the Licensed Technology and that such access and understanding will enable Licensee’s development of Licensee Improvements. Accordingly, all Licensee Improvements and all IP Rights therein will be owned exclusively by Fulcrum. Licensee hereby irrevocably assigns to Fulcrum all right, title and interest in and to the Licensee Improvements and their IP Rights. Fulcrum will be solely responsible for maintaining the Licensee Improvements so assigned.

3.3 Grant-back License. Without in any way limiting Fulcrum’s ownership of the Licensee Improvements hereunder, Fulcrum hereby grants to Licensee a fully paid-up, royalty-free, worldwide, perpetual, non-exclusive, and non-assignable, but sublicense-able through multiple tiers, license under Fulcrum’s IP Rights to use the Licensee Improvements at any Alcohol Synthesis Plant for any purpose in the field of bioenergy. Without in any way limiting the warranties provided by Fulcrum under this Agreement with respect to the underlying Licensed Technology on which a Licensee Improvement may be based, the license rights granted in the previous sentence are “AS IS” without warranty of any type, except that Fulcrum hereby warrants that it has full power and authority to grant the license.

3.4 Further Assurances. In the event Fulcrum decides to file patent applications for a Licensee Improvement or to file registrations for any other IP Rights for the Improvement, Licensee will cooperate with Fulcrum in the preparation of any and all such patent applications or other IP Rights applications, and the execution of any and all assignments or other documents, as necessary in connection with obtaining such patent or other IP Rights protection in the name of Fulcrum anywhere in the world.

4. Services. Fulcrum will provide services to Licensee in connection with the use of the Licensed Technology as described, and at the rates and on the terms and conditions set forth, in Exhibit D.

5. Consideration.

5.1 Fee. In consideration of the license granted to it in this Agreement and the additional benefits hereunder, Licensee will pay to Fulcrum the fees described in Exhibit C (“Fees”).

5.2 Payment. All Fees are payable in the manner described in Exhibit C in full, without withholding, deduction, or offset of any amounts for any purpose. If Licensee does not pay any amounts within 30 days after they are due, these amounts will be subject to a charge at the rate of 1.5% per month, not to exceed the maximum charge permissible under applicable law, until paid in full. Licensee will reimburse Fulcrum for all reasonable costs incurred, including attorneys’ fees, in collecting past due amounts owed by Licensee.

5.3 Taxes. Licensee will be responsible for all taxes (including without limitation sales taxes) imposed on Licensee as a result of the transactions herein, excluding only taxes based on the income of Fulcrum.

6. Warranties and Performance Targets.

6.1 Warranty. As of the Effective Date, Fulcrum represents and warrants that (a) it is authorized to enter into this Agreement and to grant the rights that are granted to Licensee herein, and (b) it has not entered into any other contract that grants to any other person an exclusive license to the Licensed Technology or otherwise conflicts with this Agreement.

6.2 Performance Targets. Fulcrum’s Performance Targets are subject in every case to Licensee’s proper use, adaptation, implementation, operation, testing, and maintenance of the Licensed Technology in accordance with the Licensed Documentation. Licensee will promptly notify Fulcrum of any failure of the Facility’s actual performance to meet the applicable Performance Target (a “Failure”), and will provide Fulcrum with technical data, test results, and other information necessary for Fulcrum to fully diagnose and test such Failure. Fulcrum will use commercially reasonable efforts to investigate the Failure and to correct it by performing the Remedial Services described in Exhibit E. If, notwithstanding such efforts, the Performance Targets are not achieved and Fulcrum determines that it would not be productive for Fulcrum to continue such efforts, then Fulcrum will pay to Licensee liquidated damages as provided in Exhibit E. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN THIS SECTION 6.2 ARE LICENSEE’S EXCLUSIVE REMEDY AND FULCRUM’S EXCLUSIVE DUTY IN THE EVENT OF ANY FAILURE OF THE FACILITY TO MEET THE

PERFORMANCE TARGETS OR OTHERWISE ARISING FROM THE PERFORMANCE OR FUNCTIONALITY OF THE LICENSED TECHNOLOGY, REGARDLESS OF CAUSE.

6.3 Bankruptcy Status. The parties acknowledge that the Licensed Technology is “intellectual property” for purposes of Section 365(n) of the U.S. Bankruptcy Code and that Licensee will have the right to exercise all rights provided by Section 365(n) with respect to the Licensed Technology. [The Canadian equivalent should be included here as well, which is section 65.11(7) of the Bankruptcy and Insolvency Act, as follows:

(7) If the debtor has granted a right to use intellectual property to a party to an agreement, the disclaimer or resiliation does not affect the party’s right to use the intellectual property — including the party’s right to enforce an exclusive use — during the term of the agreement, including any period for which the party extends the agreement as of right, as long as the party continues to perform its obligations under the agreement in relation to the use of the intellectual property.]

6.4 DISCLAIMER. EXCEPT AS MAY BE PROVIDED IN THIS SECTION 6, FULCRUM DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY, WHETHER EXPRESS OR IMPLIED, OR ARISING BY CUSTOM OR TRADE USAGE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY RESPECTING THE PERFORMANCE OR FUNCTIONALITY OF THE LICENSED TECHNOLOGY.

7. Confidentiality.

7.1 Confidential Information. In the course of performance under this Agreement, each party (the “Disclosing Party”) may intentionally or inadvertently disclose, deliver or permit access by the other party (the “Receiving Party”) to information, data or materials which are, to the Disclosing Party, secret, proprietary and/or confidential. Due to the highly technical and sensitive nature of the relationship and sharing of information under this Agreement, the parties will treat all information received from the other party as that party’s Confidential Information, unless it falls within one of the exceptions set forth in the following sentence. Confidential Information does not include information which the Receiving Party can demonstrate: (a) was already known to it at the time of its receipt hereunder; (b) is or becomes generally available to the public other than by means of breach of this Agreement; (c) is independently obtained from a third party whose disclosure to the Receiving Party does not violate a duty of confidentiality; or (d) is independently developed by or on behalf of the Receiving Party without use of, reference to or reliance on any Confidential Information. Without limitation, the term “Confidential Information” includes the Licensed Technology and all data, information, materials and subject matter, works of authorship, methods, processes, techniques, systems and know-how containing, recording, expressing or embodying the Disclosing Party’s: (a) products and related documentation, algorithms, workflows, models, formulae, structures, schematics, designs, drawings, specifications and flow charts containing, comprised by or embodied in such products; and (b) current or prospective business plans, customers, finances, contracts, contractual arrangements, employees, contractors, partners, investors and suppliers.

7.2 Non-Disclosure and Non-Use. The Receiving Party will hold all Confidential Information of the other party in strictest confidence and will not disclose or provide the Confidential Information to any individual or entity without the express written consent of the Disclosing Party in each instance, except to employees, consultants or agents of a Receiving Party to whom disclosure is necessary for the performance under this Agreement, who have executed a confidentiality agreement or are otherwise bound in writing to duties of non-disclosure, and restrictions on use of the Confidential Information at least as restrictive as those set in this Section. The Receiving Party will not make any use of the Confidential Information whatsoever except such limited uses as are required for this Agreement. These use rights do not limit or enlarge the Receiving Party’s rights to those portions of the Confidential Information contained in the technology or materials to which licenses are granted hereunder. If the Receiving Party is required by a court or other body of competent jurisdiction to disclose the Confidential Information, the Receiving Party may disclose only so much Confidential Information as is legally required, provided that the

Receiving Party has given notice of such compelled disclosure to the Disclosing Party and has given the Disclosing Party a reasonable opportunity to object to such disclosure and has provided, at the Disclosing Party’s request and expense, reasonable assistance in obtaining and enforcing a protective order or other appropriate means of safeguarding any Confidential Information so required to be disclosed.

7.3 Termination. Upon termination of this Agreement, the Receiving Party will return to the Disclosing Party any Confidential Information held in tangible form and will irretrievably erase, delete, or destroy any Confidential Information held in intangible form. Notwithstanding the foregoing, the Receiving Party shall be entitled to retain one copy of the Disclosing Party’s Confidential Information in order to monitor its obligations hereunder.

8. Indemnification.

8.1 Infringement.

(a) Fulcrum will defend, or at its option settle, any claim, action or proceeding brought against Licensee based on alleged infringement by the Licensed Technology, as provided hereunder, of the claimant’s IP Rights (a “Claim”) and will indemnify and hold Licensee and its Affiliates and their respective officers, directors, employees and agents harmless from and against all damages and costs awarded against Licensee in a final, non-appealable decision in any such action or proceeding which results from the Claim. Licensee will promptly notify Fulcrum in writing of the Claim, give it authority, information and assistance to defend the Claim and give it sole control of the defense of the Claim and all negotiations for the compromise or settlement thereof. Fulcrum will have no liability hereunder for any costs incurred or settlement entered into without its prior written consent. Fulcrum will have no liability hereunder with respect to any Claim to the extent based upon (a) the combination of the Licensed Technology with other products or processes not furnished by Fulcrum, (b) any Licensee Improvement, or (c) any other addition to or modification of the Licensed Technology by any person or entity other than Fulcrum.

(b) If Licensee is prevented by injunction or order of a court of competent jurisdiction from using the Licensed Technology provided hereunder, Fulcrum will, at its own cost and expense, use commercially reasonable efforts to procure a license for Licensee to continue using the allegedly or potentially infringing design of nature and scope the same as or substantially similar to that originally delivered without loss, diminution or degradation of material functionality. If Fulcrum cannot obtain such license after good faith efforts undertaken for a reasonable period of time, then Fulcrum will, at its own cost and expense, use commercially reasonable efforts to modify the allegedly or potentially infringing design so as to make it non-infringing without loss, diminution or degradation in material functionality. If Fulcrum cannot make such modification after good faith efforts undertaken for a reasonable period of time, then Fulcrum will, at its own cost and expense, use commercially reasonable efforts to procure for Licensee a license to a third party design that will serve as a replacement for the allegedly or potentially infringing design without material loss, diminution or degradation in functionality.

(c) Licensee will defend, or at its option settle, any claim, action or proceeding brought against Fulcrum based on alleged infringement by any Licensee Improvement of the claimant’s IP Rights (a “Claim”) and will indemnify and hold Fulcrum and its Affiliates and their respective officers, directors, employees and agents harmless from and against all damages and costs awarded against Fulcrum in a final, non-appealable decision in any such action or proceeding which results from the Claim. Fulcrum will promptly notify Licensee in writing of the Claim, give it authority, information and assistance to defend the Claim and give it sole control of the defense of the Claim and all negotiations for the compromise or settlement thereof. Licensee will have no liability hereunder for any costs incurred or settlement entered into without its prior written consent. Licensee will have no liability hereunder with respect to any Claim to the extent based upon (a) the combination of the Licensee Improvement with other products or processes not furnished by Licensee, or (b) any other addition to or modification of the Licensee Improvement by any person or entity other than Licensee.

(d) THE PROVISIONS OF THIS SECTION STATE THE EXCLUSIVE LIABILITY OF THE INDEMNIFYING PARTY AND THE EXCLUSIVE REMEDY OF THE INDEMNIFIED PARTY WITH RESPECT TO ANY CLAIM OF INFRINGEMENT BY THE LICENSED TECHNOLOGY OR A LICENSEE IMPROVEMENT, AS APPLICABLE, OR CLAIM THAT FULCRUM LACKS THE RIGHT TO GRANT THE LICENSES GRANTED HEREIN, AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND INDEMNITIES WITH RESPECT THERETO.

8.2 Use by Licensee. Licensee will defend and indemnify Fulcrum and its Affiliates, and their respective directors, officers, and employees (collectively “Fulcrum Indemnitees”), against any claims, liability, damages, or expenses arising out of third party claims resulting from Licensee’s use of the Licensed Technology as permitted hereunder, except for any third party claim for which Fulcrum is required to indemnify Licensee under Section 8.1(a), and will reimburse the Fulcrum Indemnitees for attorneys’ fees reasonably incurred in connection therewith. Fulcrum will promptly notify Licensee in writing of any such claim, give it authority, information, and assistance to defend such claim, and give it sole control of the defense of such claim and all negotiations for the compromise thereof.

9. Term and Termination.

9.1 Term. The term of this Agreement will expire upon the date that Licensee permanently discontinues developing, building, or operating the Project.

9.2 Limited Right of Termination.

(a) Fulcrum acknowledges that Licensee will materially base its planning, financing, and operation of the Project on the license granted in this Agreement. Accordingly, the parties agree that Fulcrum may terminate this Agreement prior to its expiration only if Licensee (1) fails to cure a payment breach within 30 days after Fulcrum’s written notice specifying the breach, or (2) fails to cure any other material breach of this Agreement within 45 days after Fulcrum’s written notice specifying the breach, provided this other material breach by Licensee was knowing, deliberate, and persistent.

(b) Licensee may terminate this Agreement at any time, for convenience and with or without cause, on 30 days’ prior written notice to Fulcrum.

(c) Except as so provided, the license granted by Fulcrum in this Agreement is irrevocable and may not be terminated by Fulcrum, its successors, permitted assignees, or any entity that acquires an ownership interest, in whole or in part, in the Licensed Technology. In the event of any breach of this Agreement by Licensee, Fulcrum may seek specific performance, injunctive, and other equitable relief to compel Licensee’s performance hereunder or otherwise preserve the status quo, or damages to compensate for losses suffered by Fulcrum, but in no event may Fulcrum terminate this Agreement as a remedy except as expressly provided in Section 9.2(a).

9.3 Effect of Termination. Upon the termination or expiration of this Agreement for any reason, the licenses granted by Fulcrum herein will terminate, Licensee will immediately cease all uses of the Licensed Technology and Licensee will return to Fulcrum all Licensed Documentation, materials and other tangible items disclosing any of the Licensed Technology. All provisions of this Agreement that by their express terms or nature survive termination will continue thereafter until fully performed or exercised.

10. Liability.

10.1 CONSEQUENTIAL DAMAGES. EXCEPT FOR CLAIMS BASED ON WRONGFUL USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION OR LICENSEE’S BREACH OF SECTION 2.1, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND WHETHER ARISING IN TORT, CONTRACT, STRICT LIABILITY OR

OTHERWISE, INCLUDING WITHOUT LIMITATION, LOSS OF ACTUAL OR ANTICIPATED PROFITS, REVENUES, PRODUCT, BUSINESS, USE, OR PRODUCTIVITY, LOSS BY REASON OF SHUT DOWN OR NON-OPERATION, INCREASED EXPENSE OF OPERATION, BORROWING, OR FINANCING, AND INCREASED COST OF CAPITAL, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2 Limitation of Liability. Except for liabilities arising under duties of indemnification as set forth IN THIS AGREEMENT, WRONGFUL USE OR DISCLOSURE OF intellectual PROPERTY OR CONFIDENTIAL INFORMATION, LICENSEE’S DUTY TO PAY FEES, or willful misconduct, the liability of either party, its affiliates, DIRECTORS, OFFICERS, employees, AND agents, whether arising in contract, tort (including negligence) or otherwise, in connection with any MATTER HEREUNDER, will in no event exceed THE GREATER OF (A) the fees paid to FULCRUM BY LICENSEE HEREUNDER OR (B) US$100,000.

10.3 RISK ALLOCATION. THE FOREGOING ALLOCATIONS OF RISK ARE REFLECTED IN THE FEES PAYABLE BY LICENSEE TO FULCRUM HEREUNDER.

11. Miscellaneous.

11.1 Audit Right. During normal business hours, Fulcrum or its authorized representatives may upon reasonable advance notice audit and inspect Licensee’s Project, use of the Licensed Technology, and books and records in order to verify compliance with the terms of this Agreement, including without limitation the payment of Fees in accordance herewith. If any audit reveals Licensee has underpaid Fees to Fulcrum by more than 3% in any payment period, or has otherwise materially breached this Agreement, Licensee will pay such underpaid Fees and will also pay or reimburse Fulcrum’s reasonable costs of conducting the audit.

11.2 Notices. All notices which are required or may be given under this Agreement will be in writing to the address under each party’s signature line and will be deemed effective: (a) upon delivery, if via personal delivery; (b) one business day after sending, if via overnight delivery; (c) five business days after mailing, if via certified prepaid mail, return receipt requested; (d) upon electronic confirmation, if via fax; or (e) upon acknowledgement, if via email. Either party may change its address to which notices are sent by notice in compliance with this Section.

11.3 Governing Law and Venue. This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the jurisdiction in which the Facility is located, without regard to its conflicts of laws principles, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted. All actions will be brought in the appropriate provincial, state, or federal courts located in the jurisdiction in which the Facility is located. Notwithstanding the foregoing, either party may seek injunctive and other equitable relief in any court of competent jurisdiction.

11.4 Integration. This Agreement (including its Exhibits) constitutes the entire and only agreement between the parties relating to the subject matter hereof, and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

11.5 Waiver. The failure of either party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

11.6 Severability. If any provision of this Agreement will be found by a court to be void, invalid or unenforceable, the same will be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

11.7 Force Majeure. The parties will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophe or other major events beyond their reasonable control, including but not limited to war, riot, insurrections, laws, proclamations, ordinances, rules or regulations of any governmental entity or body, strikes, lock-outs or other serious work stoppages or labor disputes, and floods, earthquakes, fires, explosions or other natural disasters.

11.8 Assignment. Fulcrum may assign this Agreement to any party that acquires the right and ability to perform it and assumes Fulcrum’s obligations hereunder. This Agreement may not otherwise be assigned by either party without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed, except that either party may assign this Agreement on written notice to the other party but without requiring other party’s prior consent (a) in connection with the sale of all or substantially all of its stock or assets, or (b) to the surviving or resulting entity in any merger or consolidation, provided that such assignee agrees in writing to be bound by all of the terms and conditions of this Agreement.

11.9 Relationship of Parties. Nothing contained in this Agreement will be construed as constituting one party as the franchiser, franchisee, partner, broker, joint venturer or agent of the other. Each party is an independent contractor and neither has nor will have any power, right or authorization to bind the other or to assume or create any obligations or responsibilities, express or implied, on behalf of the other or in the other’s name.

11.10 Financing Assistance. Upon receipt of a written request from Licensee, in order to assist in facilitating any Licensee project related financing, Fulcrum will execute and deliver to Licensee reasonable consents to collateral assignment of the rights of Licensee under this Agreement to financing parties on customary market terms, with customary legal opinions with respect to Fulcrum from counsel to Fulcrum, and such estoppel statements certifying among other things that, to the extent they are known to be true in Fulcrum’s knowledge: (a) this Agreement is in full force and effect; (b) no modifications have been made [to this Agreement or to the Licensed Technology?] except those disclosed; (c) no disputes or defaults exist; (d) no events have occurred that would, with the giving of notice or the passage of time, constitute a default under this Agreement; and (e) all amounts then due and owing have been paid. Any reasonable, documented third party costs actually incurred by Fulcrum to comply with the obligations in the foregoing sentence will be reimbursed by Licensee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

FULCRUM TECHNOLOGY
COMPANY, LLC

By:	By:

Name:	Name:

Title:	Title:

Address:	Address:

Phone:	Phone:

Email:	Email:

EXHIBIT A

LICENSED TECHNOLOGY

1.	The Licensed Technology includes all of the following [to be updated at time of license]:

(a) As used herein, “Nipawin/SRC Catalyst” means a [***]-based catalyst (together with other materials) [***], which converts synthesis gas, generally composed of carbon monoxide, hydrogen, and carbon dioxide, to mixed alcohols, and by which alcohols other than ethanol are reformed back to synthesis gas and, together with the unconverted synthesis gas, recycled to exhaustion through the synthesis reactor.

(b) The detailed process design, heat and material balance, process simulations, equipment specifications, scale-up parameters, other engineering and scientific data which allows the preparation of commercial designs for a process which incorporates the Nipawin/SRC Catalyst and makes use of the Nipawin/SRC Catalyst as the basis for the design.

(c) Licensed Documentation:                     .

2.	Delivery of Licensed Technology: .

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B

PROJECT

EXHIBIT C

FEES

Zero fees

EXHIBIT D

SERVICES

1. Initial Services. Fulcrum will provide a front-end engineering and design package (the “FEED Package”) consisting of an assembly of technical documents that convey the design parameters and requirements of the Licensed Technology to engineers who will prepare engineering designs that enable procurement and construction of equipment and complete Alcohol Synthesis Plants. Fulcrum will provide other reasonable support for Licensee’s implementation and use of the Licensed Technology. Licensee will provide Fulcrum with reasonable and free access to the Facility and all activity logs for the purpose of monitoring and/or inspecting all uses of the Licensed Technology, throughout the period of construction, installation, commissioning, and start-up. All time and/or costs incurred by Fulcrum in undertaking these activities or in contracting with others to do so will be paid by Licensee.

2. Support Following Completion. Following completion of the Facility, Fulcrum will provide, and Licensee will allow and pay for, one Fulcrum technical employee to support commencement of commercial operations and operation of the Facility for      months, at the following rates:                     .

EXHIBIT E

PERFORMANCE TARGETS

[To be specified:]

1. Performance Targets

2. Remedial Services: Fulcrum will adjust the parameters and requirements in the FEED Package (defined in Exhibit D) and re-deliver it to Licensee in an effort to improve performance of the Licensed Technology.

3. Liquidated Damages

•	Liquidated damages formula

•	Capped at the greater of [***]% of fees paid or US$[***]

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.